Securities & Exchange Commission
Washington, D.C.20549

Form 5

ANNUAL STATEMENT
OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

() check this box if no longer subject to Section 16
() Form 3 Holdings Reported
() Form 4 Holdings Reported

GENERAL INFORMATION

1. Name & Address of Reporting Person

Yao Investment Corp.
c/o Lotus Pacific, Inc.
200 Centennial Avenue, Suite 201
Piscataway, NJ 08854

2.Issuer Name & Ticker or Trading Symbol

Lotus Pacific, Inc. (LPFC)

3.IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement of Month / Year
   June 30, 1998

5. If Amendment, Date of Original (Month / Year)

6. Relation of Reporting Person to Issuer (Check all Applicable)
( ) Director
( ) Officer (give title below)
(X) 10% Owner
(X) Other (specify below)
 James Yao, President & Director of the issuer, also serves as President of Yao Investment Corp.

7. Individual or Joint / Group Filling (Check Applicable Line)
(X) Form filed by one Reporting Person
( ) Form filed by more than one Reporting Person

Table I Non-Derivative Securities Acquired, disposed of , or Beneficially

1. Title of Securities (Instr. 3)
   Common Stock

2. Transaction Date (M / D / Y)
   12-2-1997

3. Transaction code (Instr. 8)
   J

4. Securities Acquired (A) or disposed of (D) (Instr.
   3, 4, and 5), and Price
   8 million shares, A, none

5. Amount of Securities Beneficially Owned at Ended of
   Issuer's Fiscal Year
   8 million shares

6. Ownership Form: Direct (D) or indirect (I) (Instr. 4)
   D

7. Nature of Indirect Beneficial Ownership (Instr. 4)
   N/A

Table II. Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr.3)

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (M/D/Y)

4. Transaction Code (Instr.8)

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

6. Date Exercisable and Expiration Date (M/D/Y)
   (1) Date Exercisable
   (2) Expiration Date

7. Title & Amount of Underlying Securities (instr.3 and 4)
   (1) Title
   (2) Amount or Number of Shares

8. Price of Derivative Security (Instr.5)

9. Number of Derivative Securities Beneficially Owned at End of Year (Instr.4)

10. Ownership Form: Direct (D) or Indirect (I) (Instr.4)

11. Nature of Indirect Beneficial Ownership (Instr.4)
Explanation of Responses:
Yao Investment Corp. received Lotus shares as a result that Lotus International Holdings Corp. made internal distribution to its shareholders, affiliate companies and related parties without consideration.


/s/ James Yao                       Date: August 14, 1998

James Yao, President, on behalf of
Yao Investment Corp.
Signature of Reporting Person


Securities & Exchange Commission
Washington, D.C.20549

Form 5

ANNUAL STATEMENT
OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

() check this box if no longer subject to Section 16
() Form 3 Holdings Reported
() Form 4 Holdings Reported

GENERAL INFORMATION

1. Name & Address of Reporting Person

Lotus International Holdings Corp.
308 East Bay Street
Nassau, The Bahamas

2.Issuer Name & Ticker or Trading Symbol
Lotus Pacific, Inc. (LPFC)

3.IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement of Month / Year
   June 30, 1998

5. If Amendment, Date of Original (Month / Year)

6. Relation of Reporting Person to Issuer (Check all Applicable)
( ) Director
( ) Officer (give title below)
(X) 10% Owner
() Other (specify below)
 .
7. Individual or Joint / Group Filling (Check Applicable Line)
(X) Form filed by one Reporting Person
( ) Form filed by more than one Reporting Person

Table I Non-Derivative Securities Acquired, disposed of , or Beneficially

1. Title of Securities (Instr. 3)
   Common Stock

2. Transaction Date (M / D / Y)
   12-2-1997

3. Transaction code (Instr. 8)
   J

4. Securities Acquired (A) or disposed of (D) (Instr.
   3, 4, and 5), and Price
   16 million shares, A, none

5. Amount of Securities Beneficially Owned at Ended of
   Issuer's Fiscal Year
   9 million shares

6. Ownership Form: Direct (D) or indirect (I) (Instr. 4)
   D

7. Nature of Indirect Beneficial Ownership (Instr. 4)
   N/A

Table II. Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr.3)

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (M/D/Y)

4. Transaction Code (Instr.8)

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

6. Date Exercisable and Expiration Date (M/D/Y)
   (1) Date Exercisable
   (2) Expiration Date

7. Title & Amount of Underlying Securities (instr.3 and 4)
   (1) Title
   (2) Amount or Number of Shares

8. Price of Derivative Security (Instr.5)

9. Number of Derivative Securities Beneficially Owned at End of Year (Instr.4)

10. Ownership Form: Direct (D) or Indirect (I) (Instr.4)

11. Nature of Indirect Beneficial Ownership Table I

Explanation of Responses:
Lotus International Holdings Corp. disposed of its Lotus Pacific
Shares to its shareholders, affiliate companies and related parties Without consideration.


/s/ James Yao                                  Date: August 14, 1998

James Yao, President, on behalf of
Lotus International Holdings Corp.
Signature of Reporting Person



Securities & Exchange Commission
Washington, D.C.20549

Form 5

ANNUAL STATEMENT
OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

() check this box if no longer subject to Section 16
() Form 3 Holdings Reported
() Form 4 Holdings Reported

GENERAL INFORMATION

1. Name & Address of Reporting Person

Rightiming Electronics Corp.
P.O. Box 186
Piscataway, NJ 08854

2.Issuer Name & Ticker or Trading Symbol
Lotus Pacific, Inc. (LPFC)

3.IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement of Month / Year
   June 30, 1998

5. If Amendment, Date of Original (Month / Year)

6. Relation of Reporting Person to Issuer (Check all Applicable)
( ) Director
( ) Officer (give title below)
(X) 10% Owner
() Other (specify below)
 .
7. Individual or Joint / Group Filling (Check Applicable Line)
(X) Form filed by one Reporting Person
( ) Form filed by more than one Reporting Person

Table I Non-Derivative Securities Acquired, disposed of , or Beneficially

1. Title of Securities (Instr. 3)
   Common Stock

2. Transaction Date (M / D / Y)
   9-18-1997

3. Transaction code (Instr. 8)
   K

4. Securities Acquired (A) or disposed of (D) (Instr.
   3, 4, and 5), and Price
   6 million shares, A, none

5. Amount of Securities Beneficially Owned at Ended of
   Issuer's Fiscal Year
   6 million shares

6. Ownership Form: Direct (D) or indirect (I) (Instr. 4)
   D

7. Nature of Indirect Beneficial Ownership (Instr. 4)
   N/A

Table II. Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr.3)

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (M/D/Y)

4. Transaction Code (Instr.8)

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

6. Date Exercisable and Expiration Date (M/D/Y)
   (1) Date Exercisable
   (2) Expiration Date

7. Title & Amount of Underlying Securities (instr.3 and 4)
   (1) Title
   (2) Amount or Number of Shares

8. Price of Derivative Security (Instr.5)

9. Number of Derivative Securities Beneficially Owned at End of Year (Instr.4)

10. Ownership Form: Direct (D) or Indirect (I) (Instr.4)

11. Nature of Indirect Beneficial Ownership Table I

Explanation of Responses:
Rightiming Electronics Corp. exchanged its 6 million common stock
Shares of Regent Electronics Corp. for 6 million shares of Lotus
Pacific, Inc.

/s/ Richard Ho                 Date: August 14, 1998

Richard Ho, Vice President, on behalf of
Rightiming Electronics Corp.
Signature of Reporting Person